As filed with the Securities and Exchange Commission on November 13, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GATX Corporation

GATX Financial Corporation
(Exact name of registrants as specified in their charters)

New York Delaware	36-1124040 94-1661392
(State of incorporation)	(I.R.S. Employer Identification No.)
500 West Monroe Street
Chicago, Illinois 60661
(312) 621-6200
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Ronald J. Ciancio

General Counsel
GATX Corporation
500 West Monroe Street
Chicago, Illinois 60661
(312) 621-6200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David A. Schuette

Mayer, Brown, Rowe & Maw LLP
190 South LaSalle Street
Chicago, Illinois 60603
(312) 701-7363

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Share	Price	Registration Fee

5% Senior Convertible Notes due 2023	$125,000,000	100%	$125,000,000	$10,112.50

Guarantee of GATX Financial Corporation	—	—	—	(1)

Common Stock, par value $0.625 per share	(2)	(2)	(2)	(3)

(1)	Pursuant to Rule 457(n), there is no additional filing fee with respect to the guarantee by GATX Financial Corporation.

(2)	Includes 5,276,154 shares of Common Stock issuable upon conversion of the Notes at a conversion price of $23.6915 per share. Pursuant to Rule 416 under the Securities Act, such number of shares of Common Stock registered hereby shall include an indeterminate number of shares of Common Stock that may be issued in connection with a stock split, stock dividend or similar event.

(3)	Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of Common Stock issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

     The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED NOVEMBER 13, 2003

$125,000,000

GATX Corporation

5% Senior Convertible Notes due 2023

Fully and Unconditionally Guaranteed by

GATX Financial Corporation

and Shares of Common Stock

Issuable Upon Conversion of the Notes

        This prospectus relates to:

•	$125,000,000 aggregate principal amount of our 5% Senior Convertible Notes due 2023; and

•	the shares of our common stock issuable upon conversion of the notes (5,276,154 shares based on the initial conversion price)

      We originally issued the notes on August 15, 2003. The initial purchasers resold the notes to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The notes and the common stock that are offered for resale by this prospectus are offered for the accounts of their current holders, who we refer to as the selling holders. The selling holders may sell the notes and the common stock issuable upon conversion of the notes directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The notes and the common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. We will not receive any of the proceeds from the sale of the notes or the common stock by the selling holders.

      The notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages Market commonly referred to as the Portal Market.

      Our common stock is listed on the New York Stock Exchange under the symbol “GMT.” The last reported price of our common stock on November 12, 2003 was $24.56 per share.

       Investing in the notes and our common stock involves risks. See “Risk Factors” beginning on page 5.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November      , 2003

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
SUMMARY
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
SELLING HOLDERS
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II
SIGNATURES
SIGNATURES
EXHIBIT INDEX
Indenture, dated as of 8/15/03
Registration Rights Agreement, dated as of 8/15/03
Computation of Ratio of Earnings to Fixed Charges
Computation of Ratio of Earnings to Fixed Charges
Consent of Ernst & Young LLP
Powers of Attorney
Form T-1 of JPMorgan Chase Bank

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

      This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. All statements other than statements of historical facts contained or incorporated by reference herein, including, but not limited to, statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Although we believe our expectations reflected in the forward-looking statements are based on reasonable assumptions, no assurance can be given that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among others:

•	general economic conditions;

•	aircraft and railcar equipment lease rates and utilization levels;

•	conditions in the capital markets and the potential for a downgrade in our credit rating, either of which could have an effect on our borrowing costs or our ability to access the markets for commercial paper or secured and unsecured debt;

•	dynamics affecting customers within the chemical, petroleum and food industries;

•	unanticipated costs or issues arising from regulatory rulings that impact the economic value of assets;

•	competitors in the rail and air markets who may have access to capital at lower costs than we do;

•	additional potential write-downs and/or provisions within our portfolio;

•	impaired asset charges; and

•	general market conditions in the rail, air, technology, venture, and other large ticket industries.

      We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

i

SUMMARY

      This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This is not intended to be a complete description of the matters covered in this prospectus and is subject to and qualified in its entirety by reference to the more detailed information and financial statements (including the notes thereto) appearing elsewhere or incorporated by reference in this prospectus. Unless the context otherwise requires, references to “we,” “us” and “GATX” are to GATX Corporation and its consolidated subsidiaries.

The Company

      We are a specialized finance and leasing company combining asset knowledge and services, structuring expertise, creative partnering and risk capital to provide business solutions to customers and partners worldwide. We specialize in railcar and locomotive leasing, aircraft operating leasing and information technology leasing. We operate through two business segments: (1) GATX Rail and (2) Financial Services. At September 30, 2003, we had total assets and investments of $6.0 billion. In addition, we utilize approximately $1.3 billion of other assets, such as railcars and aircraft, which were financed with operating leases and therefore are not recorded on our balance sheet. The majority of our investments involve hard assets such as railcars, commercial aircraft and information technology equipment.

      GATX was founded in 1898 and is incorporated under the laws of the State of New York. Our corporate office is located at 500 West Monroe Street, Chicago, Illinois 60661 and our telephone number is (312) 621-6200. Our general website address is www.gatx.com. Information contained in any of our websites is not deemed to be a part of this prospectus.

Summary of the Securities

Guarantee by GATX Financial Corporation	The notes are fully and unconditionally guaranteed by GATX Financial Corporation, our wholly-owned principal subsidiary.

Maturity	August 15, 2023, unless earlier redeemed, purchased or converted.

Regular Interest	5% per annum on the principal amount, payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2004.

Contingent Interest	We will pay contingent interest to the holders of notes during any six-month interest period, commencing with the six-month period beginning on August 15, 2008, if the average trading price of the notes for the five trading days ending on the second trading day immediately preceding the relevant six-month period equals 120% or more of the principal amount of the notes. The amount of contingent interest payable per $1,000 principal amount of notes in respect of any six-month period will equal 0.25% of the average trading price of $1,000 principal amount of notes during such five trading day period.

See “Certain United States federal income tax considerations — U.S. holders — Accrual of interest on the notes” and “Description of notes — Contingent interest.”

Tax	Each holder agrees, for U.S. federal income tax purposes, to treat the notes as “contingent payment debt instruments” and be bound by our application of the Treasury Regulations that govern contingent payment debt instruments, including our determination of the rate at which interest will be deemed to accrue for federal income tax purposes, which will be the rate comparable to the rate at which we would borrow on a non-contingent, non-convertible borrowing with terms and conditions otherwise comparable to the notes (including the rank, term and general market conditions). Accordingly, each U.S. holder is required to accrue interest on a constant yield to maturity basis at that rate (subject to certain adjustments), with the result that a U.S. holder recognizes taxable income while the notes are outstanding, even in periods in which the accruals on the notes for non-tax purposes may be less. Furthermore, upon a sale, purchase by us at a holder’s option, exchange, conversion or redemption or retirement of the notes, holders will recognize gain or loss equal to the difference between the amount realized and the adjusted tax basis of the holder in the notes. The amount realized by the holder will include the fair market value of any common stock received. Any gain on a sale, purchase by us at the holder’s option, exchange, conversion, or redemption or retirement of the notes will generally be treated as ordinary interest income. Holders should consult with their tax advisors as to the United States federal, state, local or other tax consequences, as well as any foreign tax consequences, of acquiring, owning, and disposing of the notes. See “Certain United States federal income tax considerations.”

HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX TREATMENT OF THE NOTES AND WHETHER A PURCHASE OF THE NOTES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE HOLDER’S PARTICULAR TAX SITUATION.

Conversion Rights	Holders may convert their notes into shares of our common stock at an initial conversion price of $23.6915, in multiples of $1,000 principal amount, under any of the following circumstances:

(i) during any conversion period if the Sale Price (as defined under “Description of notes — Conversion”) of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day preceding such conversion period is greater than or equal to 120% of the conversion price; or

(ii) during any period that (A) the long-term credit rating assigned to the notes by both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services is lower than Ba2 and BB, respectively, (B) both Moody’s and Standard & Poor’s no longer rate the notes or have withdrawn their ratings with respect to the notes, or (C) either Moody’s or Standard & Poor’s no longer rate the notes or have withdrawn or suspended such rating and the remaining rating is lower than Ba2 or BB, as applicable; or

(iii) if we have called the notes for redemption; or

(iv) during the five business day period after any five consecutive trading day period in which the trading price of the notes for each day within the period is less than 95% of the Conversion Value (as defined herein) of the notes during that period; provided, however, that no notes may be converted based on the satisfaction of this condition if on any day during such five consecutive trading day period, the Sale Price of our common stock is between the conversion price and 120% of the conversion price; or

(v) upon the occurrence of specified corporate transactions described under “Description of notes — Conversion.”

The conversion price is subject to adjustment in certain events. We may elect, at our option, to deliver, in lieu of common stock, cash in an amount described in this prospectus under “Description of notes — Conversion” or any combination of cash and common stock.

Mandatory Redemption	None.

Optional Redemption	Prior to August 15, 2008, the notes are not redeemable. On or after August 15, 2008, we may redeem some or all of the notes at any time at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including contingent interest, and liquidated damages, if any, to the redemption date. See “Description of Notes — Optional redemption.”

Purchase of Notes by GATX at the Option of the Holder	Each holder has the right to require us to purchase all or a portion of the notes on August 15, 2008, August 15, 2013 and August 15, 2018. In each case, the purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including contingent interest, and liquidated damages, if any, to the purchase date. The purchase price will be payable in cash for any purchases of notes on August 15, 2008. On August 15, 2013 and August 15, 2018, we may elect, at our option, to pay the purchase price in cash or shares of our common stock (as described under “Description of Notes — Purchase of Notes by GATX at the option of the holder”), or any combination thereof.

Purchase of the Notes at the Option of Holders Upon the Occurrence of a Fundamental Change	Upon a Fundamental Change involving GATX and occurring prior to the maturity of the notes, each holder may require us to purchase all or a portion of such holder’s notes for cash at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, including contingent interest, and liquidated damages, if any, to the date of purchase. See “Description of notes — Fundamental change permits holders to require us to purchase notes” for the definition of the term “Fundamental Change.”

Ranking	The notes are unsecured obligations of ours rank equally with all of our current and future senior unsecured indebtedness. The guarantee by GATX Financial will be an unsecured obligation of GATX Financial and will rank equally with all of its current and future senior unsecured indebtedness. The indenture under which the notes will be issued contains no limitation on the amount of indebtedness, including senior or secured indebtedness, that we or our subsidiaries, including GATX Financial, may issue or guarantee.

Use of Proceeds	We will not receive any of the proceeds from the sale of the notes or the common stock by the selling holders.

Trading	The notes are not listed on any securities exchange or included in any automated quotation system. The notes are currently eligible for trading in The Portal Market. Our common stock is listed on the New York Stock Exchange under the symbol “GMT.”

RISK FACTORS

      An investment in the notes and the common stock issuable upon conversion of the notes involves a number of risks. You should consider carefully the following information about these risks, together with the other information included and incorporated by reference in this prospectus, before buying the notes or the common stock. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our securities could decline, and you might lose all or part of your investment.

Risks Relating to the Notes

We are a holding company and have no independent means of producing income, so we are dependent on our subsidiaries to generate the funds necessary to meet our obligations.

      As a holding company, we are dependent on the earnings and cash flows of, and dividends, distributions, loans or advances from, our subsidiaries, including our principal subsidiary, GATX Financial, to generate the funds necessary to meet our obligations, including the payment of principal of, and interest on, the notes, and to pay dividends on our common stock. Any payment of dividends, distributions, loans or advances by our subsidiaries to us may be subject to statutory or contractual restrictions. GATX Financial is a party to credit facilities and indentures which contain restrictions on the payment of dividends, distributions, loans or advances to us, as well as restrictions on the payment of our debt guaranteed by it.

In case of a liquidation or reorganization of our subsidiaries, the notes will be effectively subordinated in right of payment to certain obligations of our subsidiaries.

      Because each of our subsidiaries is a separate and distinct legal entity, any right we have to receive any of its assets upon liquidation or reorganization, and the consequent right of the holders of the notes to participate in the distribution of, or to realize proceeds from, those assets, would be effectively subordinated to the claims of its creditors. Even though the notes are guaranteed by GATX Financial and the related guarantee ranks equal to GATX Financial’s senior unsecured debt, the guarantee is nonetheless subject to insolvency, fraudulent conveyance or similar laws.

      The notes and the guarantee are effectively subordinated to our and GATX Financial’s existing and future secured indebtedness to the extent of the assets securing such indebtedness. The indenture that governs the notes does not restrict the ability of us or GATX Financial to incur additional indebtedness, including secured indebtedness.

Fraudulent conveyance laws may result in the subordination or avoidance of GATX Financial’s guarantee of the notes.

      Our obligations under the notes are guaranteed by GATX Financial as described in this prospectus. Various federal and state fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or avoid all or part of the guarantee issued by GATX Financial.

      To the extent that a court of competent jurisdiction were to find that GATX Financial incurred the guarantee with the intent to hinder, delay or defraud any present or future creditor or did not receive fair consideration or reasonably equivalent value for issuing its guarantee and:

•	was insolvent or rendered insolvent because of the issuance of its guarantee;

•	was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, then the court could subordinate or avoid all or part of its guarantee in favor of its other creditors. To the extent that the guarantee issued by GATX Financial is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of notes may no longer have a claim against GATX Financial and would only be creditors of GATX.

      We believe that the issuance of the guarantee by GATX Financial was not a fraudulent conveyance. We cannot assure you, however, that a court passing on this question would reach the same conclusion.

The market price of our common stock could fluctuate significantly.

      Our results of operations may vary significantly from quarter to quarter because of the timing of certain events and other factors, including the other risk factors listed in this prospectus. Therefore, you should not rely on our results of operations during any particular quarter as an indication of our results for a full year or any other quarter. In some periods, our results of operations may fall below the expectations of public market analysts and investors. Any shortfall of this kind, even if minor, could cause the market price of our common stock to decline.

The trading price of the notes could be significantly affected by the market price of our common stock.

      The trading price of the notes may be significantly affected by the market price of our common stock. This may result in greater volatility in the trading price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to factors, including those discussed above in — “The market price of our common stock could fluctuate significantly,” many of which are beyond our control.

We may not have the ability to raise the funds necessary to purchase the notes upon a fundamental change or other purchase date, as required by the indenture governing the notes.

      Holders of the notes have the right to require us to purchase all or a portion of their notes on August 15, 2008, August 15, 2013 and August 15, 2018. Holders of the notes may also require us to purchase all or a portion of their notes upon a fundamental change as described under “Description of Notes — Fundamental Change permits holders to require us to purchase notes.” If holders elect to require us to purchase their notes on any of the above dates or if a fundamental change were to occur, we may not have enough funds to pay the purchase price for all tendered notes. We may be prohibited under the terms of any of our other indebtedness from purchasing any notes prior to their stated maturity, although we may elect, subject to certain conditions, to pay the purchase price on August 15, 2013 or August 15, 2018 in shares of our common stock. In such circumstances, we may be required to repay all of the outstanding principal of, and pay any accrued and unpaid interest on, any such other indebtedness or to obtain the requisite consents from the holders of any such other indebtedness to permit the purchase of the notes. If we are unable to repay all of such indebtedness or are unable to obtain the necessary consents, we will be unable to offer to purchase the notes, which would constitute an event of default under the indenture for the notes, which itself could constitute a default under the terms of our other indebtedness. In addition, the events that constitute a fundamental change under the indenture for the notes may also be events of default under our other indebtedness.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

      We will not be restricted from issuing additional common stock during the life of the notes and will have no obligation to consider the interests of the holders of the notes for any reason. If we issue additional shares of common stock, we may materially and adversely affect the price of our common stock and, in turn, the price of the notes.

The amount you must include in your income for U.S. federal income tax purposes will exceed the stated interest rate on the notes.

      We and each holder will agree to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes. As a result, despite some uncertainty as to the proper application of the applicable Treasury Regulations, U.S. holders will be required to include in their gross income, each year, amounts of interest in excess of the stated interest rate on the notes. U.S. holders will recognize gain or loss on the sale of notes, repurchase by us of notes at the U.S. holder’s option, conversion of a note or redemption or retirement of a note, in an amount equal to the difference between the amount realized on the sale, repurchase by us at the U.S. holder’s option, conversion, redemption or retirement (including the fair market value of our common stock received upon conversion or otherwise) and the U.S. holder’s adjusted tax basis in the notes. Any gain recognized by a U.S. holder on the sale, repurchase by us at the U.S. holder’s option, conversion or redemption or retirement of notes generally will be ordinary interest income, any loss will be ordinary loss to the extent of interest previously included in income and, thereafter, capital loss. See “Certain United States federal income tax considerations — U.S. holders.”

Risks Relating to Our Business

United States and world economic and political conditions, including acts or threats of terrorism and/or war, could adversely affect our business.

      National and international political developments, instability and uncertainties could result in continued economic weakness in the United States and in international markets. These uncertainties include ongoing military activity in Iraq, threatened hostilities with North Korea and other countries, political unrest and instability around the world, and continuing threats of terrorist attacks. Any actual armed hostilities, and any future terrorist attacks in the United States or abroad, could also have an adverse impact on the U.S. economy, global financial markets and our business. The effects may include, among other things, a permanent decrease in demand for air travel, consolidation and/or additional bankruptcies in the airline industry, lower utilization of new and existing aircraft, lower aircraft rental rates, impairment of air portfolio assets and fewer available partners for joint ventures. Depending upon the severity, scope and duration of these effects, the impact on our financial position, results of operations, and cash flows could be material.

We may not be able to secure adequate financing to fund our operations or contractual commitments.

      We are dependent in part upon unsecured and secured debt to fund our operations and contractual commitments. A number of factors could cause us to incur increased borrowing costs and to have greater difficultly accessing public and private markets for both secured and unsecured debt. In addition, based on our current credit ratings, our access to the commercial paper market and uncommitted money market lines is inconsistent and cannot be relied upon. It is possible that in the long term, our other sources of funds, including available cash, bank facilities, cash flow from operations and portfolio proceeds, may not provide adequate liquidity to fund our operations and contractual commitments.

Competition could result in decreased investment income.

      We are subject to competition in our aircraft, rail and technology leasing markets. In many cases, the competitors are larger entities that have greater financial resources, higher credit ratings and access to lower cost capital than we do. These factors permit many competitors to provide financing at lower rates than we can.

Our core businesses depend upon our customers leasing assets.

      Our core businesses depend upon our customers continuing to lease rather than purchase assets. There are a number of items that factor into a customer’s decision to lease or purchase assets, such as tax considerations, balance sheet considerations, and operational flexibility. We have no control over these external considerations and changes in these factors could negatively impact demand for our leasing products.

We cannot predict whether inflation will continue to have a positive impact on our financial results.

      Inflation in railcar rental rates as well as inflation in residual values for air and rail equipment have historically benefited our financial results. Positive effects of inflation are unpredictable as to timing and duration, depending on market conditions and economic factors.

Our assets may become obsolete.

      Our core assets may be subject to functional or economic obsolescence, especially in our technology leasing portfolio. Although we believe we are adept at managing obsolescence risk, there is no guarantee that changes in various market fundamentals will not cause unexpected asset obsolescence in the future.

Our allowance for possible losses may be inadequate to protect against losses.

      Our allowance for possible losses may be inadequate if unexpected adverse changes in the economy exceed the expectation of management, or if discrete events adversely affect specific customers, industries or markets. If the allowance for possible losses is insufficient to cover losses related to reservable assets, including gross receivables, finance leases, and loans, then our financial position or results of operations could be negatively impacted.

We may incur future asset impairment charges.

      An asset impairment charge may result from the occurrence of unexpected adverse changes that impact our estimates of expected cash flows generated for our long term assets. We regularly review long term assets for impairments, in particular when events or changes in circumstances indicate the carrying value of an asset may not be recoverable. An impairment loss is recognized when the carrying amount of an asset is not recoverable and exceeds its fair value. We may be required to recognize asset impairment charges in the future as a result of the weak economic environment, challenging market conditions in the air, rail or technology markets or events related to particular customers.

We may not be able to procure insurance on a cost-effective basis in the future.

      The ability to insure our rail and aircraft assets is an important aspect of our ability to manage risk in our core businesses. There is no guarantee that such insurance will be available on a cost-effective basis in the future.

We are subject to extensive environmental regulations and our costs of remediation may be materially greater than the remediation costs we have estimated.

      We are subject to federal and state requirements for protection of the environment, including those for discharge of hazardous materials and remediation of contaminated sites. We routinely assess our environmental exposure, including obligations and commitments for remediation of contaminated sites and assessments of ranges and probabilities of recoveries from other responsible parties. Because of the regulatory complexities and risk of unidentified contaminants on our properties, the potential exists for remediation costs to be materially different from the costs we have estimated.

We have been, and may in the future be, involved in various types of litigation.

      From time to time, we have been, and in the future may be, named a defendant in litigation involving personal injury, property damage and damage to the environment arising out of incidents in which our assets have been, and may be, involved.

High energy prices could have a negative affect on the demand for our products and services.

      Energy prices, including the price of natural gas and oil, are significant cost components for many of our customers, particularly in the chemical and airline industries. Sustained high energy prices could negatively impact these industries resulting in a corresponding adverse effect on the demand for our products and services.

Our failure to comply with the regulations of federal and state agencies could negatively affect our profitability.

      Our air and rail operations are subject to the jurisdiction of a number of federal agencies, including the Department of Transportation. State agencies regulate some aspects of rail operations with respect to health and safety matters not otherwise preempted by federal law. New regulatory rulings from federal or state agencies may impact our financial results and the economic value of our assets. In addition, our failure to comply with the requirements and regulations of these agencies could negatively affect our financial results.

USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of the notes or common stock by the selling security holders.

RATIO OF EARNINGS TO FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

      The following table sets forth the ratio of earnings to fixed charges and preferred stock dividends of GATX for each of the years 1998 through 2002 and for the nine month periods ended September 30, 2002 and 2003.

						Nine Months Ended
Year Ended December 31,						September 30,

1998	1999	2000	2001		2002	2002	2003

1.88	1.69	1.00	0.90	(1)	1.03	1.19	1.15

(1)	For the year ended December 31, 2001, fixed charges and preferred stock dividends exceeded earnings by approximately $31.4 million.

      The following table sets forth the ratio of earnings to fixed charges of GATX Financial for each of the years 1998 through 2002 and for the nine month periods ended September 30, 2002 and 2003.

					Nine Months Ended
Year Ended December 31,					September 30,

1998	1999	2000	2001	2002	2002	2003

2.05	1.93	1.16	1.06	1.23	1.39	1.39

      The ratio of earnings to fixed charges represents the number of times “fixed charges” are covered by “earnings.” “Fixed charges” consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and one-third (the proportion deemed representative of the interest factor) of operating lease expense. “Earnings” consist of consolidated net income before income taxes and fixed charges, less share of affiliates’ earnings, net of distributions received.

SELLING HOLDERS

      We originally issued the notes on August 15, 2003. The notes were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and the common stock into which the notes are convertible.

      The following table sets forth information, as of November 12, 2003, with respect to the selling holders and the principal amounts of notes and the number of shares of common stock beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling holders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or common stock that will be held by the selling holders upon termination of any sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their notes or common stock in transactions exempt from the registration requirements of the Securities Act. Except as described in the footnotes to the following table, no selling holder named in the table below beneficially owns (or upon conversion of the notes would own) one percent or more of our common stock assuming conversion of a selling holder’s notes. Information about the selling holders may change over time. Any changed information will be set forth in prospectus supplements.

	Principal Amount
	of Notes	Number of Shares
	Beneficially Owned	of Common Stock
Name and Address	that May be Sold	that May be Sold(1)

Allstate Insurance Company	$1,000,000	42,209
AIG DKR Soundshore Opportunity Holding Fund Ltd.	3,800,000	160,395
Alexandra Global Master Fund Ltd.	9,000,000	379,883
Arbitex Master Fund, L.P.	4,000,000	168,837
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	5,400,000	227,930
Argent Classic Convertible Arbitrage Fund II, L.P.	600,000	25,326
Barclays Global Investors Diversified Alpha Plus Fund c/o Forest Investment Management LLC	75,000	3,166
BNP Paribas Equity Strategies, SNC	1,652,000	69,730
CNH CA Master Account, L.P.	2,250,000	94,971
The Coast Fund L.P.	1,500,000	63,314
CooperNeff Convertible Strategies (Cayman) Master Fund LP	1,728,000	72,938
DBAG London	2,750,000	116,075
Forest Fulcrum Fund LP	294,000	12,410
Forest Global Convertible Fund, Ltd., Class A-5	1,056,000	44,573
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	350,000	14,773
Gaia Offshore Master Fund Ltd.	1,300,000	54,872
Highbridge International LLC	7,000,000	295,465
KBC Financial Products USA Inc.	3,000,000	126,628
LDG Limited	615,000	25,959
Lexington Vantage Fund c/o TQA Investors, LLC	127,000	5,361
LLT Limited	100,000	4,221
Lyxor/ Convertible Arbitrage Fund Limited	112,000	4,727
Lyxor/ Forest Fund Ltd. c/o Forest Investment Mngt. LLC	650,000	27,436
Lyxor/ Gaia II Fund Ltd.	300,000	12,663
Nomura Securities International Inc.(2)	12,500,000	527,615
Polaris Vega Fund L.P.	2,650,000	111,854
President and Fellows of Harvard College	5,000,000	211,046
Relay 11 Holdings Co. c/o Forest Investment Mngt. LLC	75,000	3,166
S.A.C. Capital Associates, LLC	1,000,000	42,209
Sage Capital	100,000	4,221
Single Hedge US Convertible Arbitrage Fund	272,000	11,481

	Principal Amount
	of Notes	Number of Shares
	Beneficially Owned	of Common Stock
Name and Address	that May be Sold	that May be Sold(1)

Sphinx Convertible Arbitrage SPC c/o Forest Investment Mngt. LLC	50,000	2,110
Sphinx Fund c/o TQA Investors, LLC	267,000	11,270
Sturgeon Limited	236,000	9,961
Sunrise Partners Limited Partnership	9,250,000	390,435
Swiss Re Financial Products Corporation	5,500,000	232,151
Thrivent Financial for Lutherans	1,950,000	82,308
TQA Master Fund Ltd.	6,391,700	269,789
TQA Master Plus Fund Ltd.	6,369,470	268,850
TQA Special Opportunities Master Fund Ltd.	1,000,000	42,209
Triborough Partners LLC	1,350,000	56,982
Triborough Partners International Ltd.	3,150,000	132,959
Univest Convertible Arbitrage Fund Ltd. C/o Forest Mngt. LLC	100,000	4,221
Van Kampen Harbor Fund	1,000,000	42,209
Waterstone Market Neutral Fund, L.P.	933,000	39,381
Waterstone Market Neutral Offshore Fund, Ltd.	4,017,000	169,554
Xavex-Convertible Arbitrage 4 Fund c/o Forest Investment Mngt. LLC	100,000	4,221
Xavex-Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	1,180,000	49,807
Zurich Institutional Benchmarks Master Fund Ltd. c/o Forest Investment Mngt. LLC	150,000	6,331
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	869,000	36,680

(1)	Assumes conversion of all of the selling holders’ notes at a conversion price of $23.6915 per share. This conversion price is subject to adjustment as described under “Description of Notes — Conversion.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Assuming the conversion of all of the notes held by Nomura Securities International Inc., such selling holder would beneficially own approximately 1% of our common stock.

DESCRIPTION OF NOTES

      We issued the notes under an indenture dated as of August 15, 2003 among us, GATX Financial Corporation and JPMorgan Chase Bank, as trustee. A copy of the indenture and the registration rights agreement referred to below are filed as exhibits to the registration statement filed with the SEC of which this prospectus is a part. The following is a summary of certain provisions of the indenture and the registration rights agreement and does not purport to be complete. Reference should be made to all provisions of the indenture and the registration rights agreement, including the definitions of certain terms contained therein. As used in this section, the terms “we,” “us” and “our” refer to GATX Corporation, but not any of our subsidiaries, unless the context requires otherwise.

General

      The notes:

•	are our unsecured obligations and will rank equally with all of our current and future senior unsecured indebtedness;

•	are limited to $125,000,000 aggregate principal amount;

•	mature on August 15, 2023; and

•	will be issued in denominations of $1,000 and integral multiples of $1,000 in fully registered form.

      The notes are exchangeable and transfers of the notes will be registrable without charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge in connection with such exchanges or transfers.

      Principal and interest on the notes is payable at the office or agency maintained for such purpose or, at our option, payment of interest may be made by wire transfer or by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes. Until otherwise designated by us, the office or agency maintained for such purpose will be the principal corporate trust office of the trustee.

Regular Interest

      The notes accrue regular interest at a rate of 5% per annum from August 15, 2003, or from the most recent interest payment date to which interest has been paid or duly provided for. We will pay accrued and unpaid interest semi-annually in arrears on February 15 and August 15 of each year, beginning February 15, 2004. We will pay interest to the person in whose name a note is registered at the close of business on February 1 or August 1 (which we refer to as the “record dates”) immediately preceding the relevant interest payment date, notwithstanding the conversion of such note at any time after the close of business on such record date and before the relevant interest payment date. However, in the case of a note or portion of a note purchased at the option of the holder in connection with a Fundamental Change (as defined below) on a purchase date during the period from a record date to (but excluding) the next succeeding interest payment date, accrued interest will be payable (unless such note or portion is converted) to the holder of the note or portion of a note purchased. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days elapsed in any partial month.

Contingent Interest

      Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of notes during any six-month interest period, commencing with the six-month period beginning on August 15, 2008 if the average trading price of the notes for the five trading days ending on the second trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the notes.

      The amount of contingent interest payable per $1,000 principal amount of notes with respect to any six-month period will equal 0.25% of the average trading price of $1,000 principal amount of notes during such five trading day period.

      Contingent interest, if any, will accrue and be payable on the February 15 or August 15 following each six-month period to holders of notes as of the preceding February 1 or August 1, as the case may be. Under the indenture governing the notes, we and each holder of the notes agree, for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to Treasury regulations governing contingent payment debt instruments. Under those regulations, for U.S. federal income tax purposes, original issue discount will continue to accrue at the comparable yield, which we will report as 7.5% under the contingent debt payment regulations, subject to adjustment for actual payments of contingent interest. See “Certain United States federal income tax considerations — U.S. holders — Accrual of interest on the notes.”

      The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the bid solicitation agent for $5 million principal amount of notes at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated, nationally recognized securities dealers selected by us; provided that if at least three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, this one bid shall be used. If, however, no bid is obtained by the bid solicitation agent, or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then, for purposes of determining whether contingent interest will be payable, the trading price of the notes will equal the average Sale Price of our common stock for the five trading days ending on such determination date multiplied by the number of shares of our common stock the holder would otherwise be entitled to receive upon conversion or an amount determined by another method that we select in our reasonable judgment.

      The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be an affiliate of GATX.

      Upon determination that holders of notes will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will provide notice to the trustee setting forth the amount of contingent interest per $1,000 principal amount of notes and disseminate a press release through a public medium that is customary for such press releases or publish such information on our website or on such other public medium as may be used at that time.

Guarantee by GATX Financial

      The notes are fully and unconditionally guaranteed by GATX Financial, our wholly-owned principal subsidiary. This guarantee is an unsecured obligation of GATX Financial and ranks equally with all of its current and future senior unsecured indebtedness, subject to insolvency, fraudulent conveyance or similar laws.

Conversion

      Subject to the conditions described below (including our right to pay cash upon conversion of the notes), holders may be able convert their notes into shares of our common stock at an initial conversion price of $23.6915 per share. The conversion price in effect at any given time is referred to in this prospectus as the applicable conversion price and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

      Holders may surrender their notes for conversion into shares of our common stock prior to stated maturity under any of the circumstances described below. If a holder has already delivered a purchase notice or a Fundamental Change purchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

      Except as described below, no adjustment will be made on conversion of any notes for interest or liquidated damages, if any, accrued on such notes or for dividends on any common stock issued. If notes are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, they must be accompanied by a payment of funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted; provided, however, that no such payment need be made if (i) we have specified a redemption date that is after a record date and on or prior to the next succeeding interest payment date, (ii) the purchase date following a Fundamental Change occurs during such period or (iii) any overdue interest exists at the time of conversion with respect to such notes to the extent of such overdue interest. The holders of the notes and any common stock issuable upon conversion thereof will continue to be entitled to receive liquidated damages in accordance with the registration rights agreement.

      The right of conversion attaching to any note may be exercised by the holder by delivering the note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required. Beneficial owners of interests in a global note may exercise their right of conversion by delivering to The Depository Trust Company (which we refer to as “DTC”) the appropriate instruction form for conversion pursuant to DTC’s conversion program. The conversion date will be the date on which the note, the duly signed and completed notice of conversion and any funds that may be required as described above shall have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of common stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than the holder of the note. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

      So long as no event of default has occurred and is continuing, in lieu of delivery of shares of common stock upon notice of conversion of any notes (for all or any portion of the notes), we may elect to pay holders surrendering notes an amount in cash per note equal to (1) the average Sale Price of our common stock for the five consecutive trading days immediately following the date of our notice of our election to deliver cash as described below multiplied by (2) the number of shares of our common stock the holder would otherwise be entitled to receive upon conversion. We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of common stock or to pay cash in lieu of delivery of the shares; provided, that our right to pay cash in lieu of delivery of common stock for notes submitted for conversion on or after the second business day preceding the maturity date is conditioned on our having notified holders of our intention to pay cash not later than the fourth business day preceding the maturity date. If we elect to deliver all of such payment in shares of common stock, the shares will be delivered through the trustee no later than the fifth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of common stock, will be made to holders surrendering notes no later than the tenth business day following the applicable conversion date. Except upon the occurrence of an event of default, we may not change our election with respect to the consideration to be delivered upon conversion of a note once we have provided the notice described above. If an event of default, as described under “— Events of default and remedies” below (other than a default in a cash payment upon conversion of the notes), has occurred and is continuing, we may not pay cash upon conversion of any notes (other than cash in lieu of fractional shares).

      We are not required to issue fractional shares of common stock upon conversion of notes and, in lieu of such fractional shares, we will pay a cash adjustment based upon the average Sale Price of the common stock as described in the previous paragraph. In determining the amount of cash to be received by a holder, the Sale Price will be appropriately adjusted to take into account the occurrence since the conversion date of an event that would result in an adjustment of the conversion price.

      Conversion upon satisfaction of sale price condition. A holder may surrender any of its notes for conversion into shares of our common stock during a conversion period if the Sale Price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day preceding such conversion period is greater than or equal to 120% of the applicable conversion price. The “Sale Price” of the common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System. A conversion period will be the period from and including the eleventh trading day in a calendar quarter up to, but not including, the eleventh trading day of the following calendar quarter.

      Conversion upon credit rating event. Even if the notes are not otherwise convertible at such time, holders may surrender their notes for conversion during a period in which (i) the long-term credit rating assigned to the notes by both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services is lower than Ba2 and BB, respectively, (ii) both Moody’s and Standard & Poor’s no longer rate the notes or have withdrawn their ratings with respect to the notes, or (iii) either Moody’s or Standard & Poor’s no longer rate the notes or have withdrawn or suspended such rating and the remaining rating is lower than Ba2 or BB, as applicable. References to Moody’s and Standard & Poor’s shall include any successors to these entities.

      Conversion upon redemption. Even if the notes are not otherwise convertible at such time, a holder may surrender for conversion any of the notes called for redemption at any time prior to the close of business two business days immediately prior to the redemption date.

      Conversion upon satisfaction of trading price condition. A holder may surrender any of its notes for conversion into shares of our common stock during the five business day period after any five consecutive trading day period in which the trading price of the notes for each trading day within that period is less than 95% of the Conversion Value of the notes during that period; provided, however, that no notes may be converted based on the satisfaction of this condition if on any day during such five consecutive trading day period, the Sale Price of our common stock is between the conversion price and 120% of the conversion price. “Conversion Value” means the Sale Price of our common stock on each day in the period multiplied by a fraction of which (x) the numerator is $1,000 and (y) the denominator is the applicable conversion price.

      The “trading price” of the notes on any trading day for purposes of determining whether this condition has been met shall be calculated by the bid solicitation agent as described above under “— Contingent Interest,” except that if:

•	the bid solicitation agent cannot obtain at least one bid for $5 million principal amount of the notes, or

•	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes,

then the trading price of the notes on such trading day will be deemed to be less than 95% of the Conversion Value.

      The bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination. We shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price of the notes would be less than 95% of the Conversion Value. At this time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 95% of the Conversion Value.

      Conversion upon specified corporate transactions. Even if the notes are not otherwise convertible at such time, if we elect to:

•	distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days, shares of our common stock at less than the Sale Price at the time, or

•	distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 10% of the Sale Price of our common stock on the day preceding the declaration date for such distribution, then we must notify the holders of the notes at least 20 days prior to the ex-dividend date for any such distribution.

      Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place, provided that a holder may not convert if the holder will or may otherwise participate in the distribution without conversion.

      In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its notes immediately prior to the transaction. If the transaction also constitutes a “Fundamental Change” as defined below, a holder can require us to purchase all or a portion of its notes as described below under “— Fundamental change permits holders to require us to purchase notes.”

      Conversion price adjustment. The conversion price is subject to adjustment (under formulae set forth in the indenture) in certain events, including:

(i) the issuance of common stock as a dividend or distribution on common stock;

(ii) certain subdivisions and combinations of the common stock;

(iii) the issuance to all or substantially all holders of common stock of certain rights or warrants to purchase common stock at a price per share less than the current market price (as defined in the indenture);

(iv) the dividend or other distribution to all holders of common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid exclusively in cash);

(v) (a) on or prior to August 15, 2008, any dividend or other distribution to all of the holders of our common stock during any quarterly fiscal period of GATX consisting exclusively of cash in an aggregate amount per share of our common stock (Current Dividend Rate) that is not equal to $0.32 as adjusted to reflect subdivisions, combinations or reclassifications of our common stock (Prior Dividend Rate), and (b) following August 15, 2008, any dividend or other distribution to all holders of our common stock consisting exclusively of cash, if and to the extent that this dividend or distribution, aggregated on a rolling twelve-month basis with all other such cash dividends and distributions for which no adjustment has been made under this paragraph (v), has a per share value exceeding 10% of the Sale Price of our common stock on the trading day immediately preceding the declaration of the dividend or distribution; and

(vi) we or one of our subsidiaries makes a payment in respect of a tender offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds 110% of the Sale Price of our common stock on the trading day next preceding the last date on which tenders may be made pursuant to such tender offer.

      We may, instead of making any required adjustment in the conversion price under clause (iv), make proper provision so that each holder of notes who converts a note shall be entitled to receive upon conversion, in addition to the shares of common stock or cash paid on conversion, the amount and kind of distributions that the holder would have been entitled to receive if the holder had converted the note immediately prior to the date fixed for determining the shareholders entitled to receive the distribution.

      With respect to any adjustment of the conversion price pursuant to paragraph (v)(a) above:

•	if the Current Dividend Rate is greater than the Prior Dividend Rate, the conversion price shall be decreased to equal the price determined by multiplying the conversion price in effect immediately prior to such date of determination by a fraction of which (x) the numerator shall be the average of the Sale Prices for the ten trading days ending on the date immediately preceding the “ex-dividend” date for such dividend or distribution less the difference between (a) the Current Dividend Rate and (b) the Prior Dividend Rate and (y) the denominator shall be the average of the Sale Prices for the ten trading days ending on the date immediately preceding the “ex-dividend” date for such dividend or distribution; and

•	if the Current Dividend Rate is less than the Prior Dividend Rate, the conversion price shall be increased to equal the price determined by multiplying the conversion price in effect immediately prior to such date of determination by a fraction of which (x) the numerator shall be the average of the Sale Prices for the ten trading days ending on the date immediately preceding the “ex-dividend” date for such dividend or distribution plus the difference between (a) the Prior Dividend Rate and (b) the Current Dividend Rate and (y) the denominator shall be the average of the Sale Prices for the ten trading days ending on the date immediately preceding the “ex-dividend” date for such dividend or distribution.

      With respect to any adjustment of the conversion price pursuant to paragraph (v)(b) above, following August 15, 2008, the conversion price shall be decreased to equal the price determined by multiplying the conversion price in effect immediately prior to such date of determination by a fraction of which (x) the numerator shall be the average of the Sale Prices for the ten trading days ending on the date immediately preceding the “ex-dividend” date for such dividend or distribution less the aggregate amount per share of the dividends and distributions for which the adjustment is being made and (y) the denominator shall be the average of the Sale Prices for the ten trading days ending on the date immediately preceding the “ex-dividend” date for such dividend or distribution.

      Notwithstanding the foregoing, in no event will the conversion price be less than $19.34, as adjusted pursuant to paragraphs (i), (ii), (iii), (iv) and (vi) above, which is referred to as the “minimum conversion price,” as a result of an adjustment pursuant to paragraph (v) above.

      In the case of:

•	any reclassification (other than as a result of a subdivision or combination) or change of our common stock (excluding a change in par value) or

•	a consolidation, merger, share exchange or combination involving us or a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety, in each case as a result of which holders of our common stock will be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert such notes into the kind and amount of shares of stock, other securities or other property or assets, which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, share exchange, combination, sale or conveyance, had such notes been converted into common stock immediately prior to such reclassification, change, consolidation, merger, share exchange, combination, sale or conveyance (assuming, in a case in which our shareholders may exercise rights of election, that a holder of notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount received per share by a plurality of non-electing shares). Certain of the foregoing events may also constitute or result in a Fundamental Change requiring us to offer to purchase the notes. See “— Fundamental change permits holders to require us to purchase notes.”

      In the event of a taxable distribution to holders of common stock, or other transaction, that results in any adjustment of the conversion price, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of our common stock. See “Certain United States federal income tax considerations.”

      No adjustment to the conversion price or the ability of the holders of the notes to convert will be made if GATX provides that the holders of the notes will participate in the distribution without conversion or in certain other cases.

      We may, from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days, in which case we shall give at least 15 days’ notice of such decrease, if our board of directors has made a determination that such decrease would be in our best interests, which determination will be conclusive. We may, at our option, make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes. See “Certain United States federal income tax considerations.”

      No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% of the conversion price then in effect. However, any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated

above, the conversion price will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing.

Optional Redemption

      No sinking fund is provided for the notes. Prior to August 15, 2008, the notes are not redeemable. On or after August 15, 2008, at our option, we may redeem the notes for cash at any time in whole, or from time to time in part, upon not less than 30 nor more than 60 days notice by mail, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including contingent interest, and liquidated damages, if any, to the redemption date.

      If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed by lot, on a pro rata basis or by another method the trustee considers fair and appropriate.

      If the trustee selects a portion of your notes for partial redemption and you convert a portion of the same notes, the converted portion will be deemed to be from the portion selected for redemption.

      In the event of any redemption in part, we will not be required to:

•	issue, register the transfer of or exchange any note during a period beginning at the opening of business 15 days before any selection of notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be so redeemed; or

•	register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Purchase of Notes By GATX at the Option of the Holder

      Holders have the right to require us to purchase the notes on August 15, 2008, August 15, 2013 and August 15, 2018. We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the trustee. This notice must be delivered at any time during the period beginning at the opening of business on the date that is 20 business days prior to the relevant purchase date and ending on the close of business on the last day prior to the purchase date. If the purchase notice is given and withdrawn during the period, we will not be obligated to purchase the related notes.

      The purchase price payable pursuant to the option described above will be equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest, including contingent interest, and liquidated damages, if any, to the purchase date.

      The purchase price is payable in cash for any purchases of notes on August 15, 2008. On August 15, 2013 and August 15, 2018, we may elect, at our option, to pay the purchase price in cash or shares of our common stock or any combination of cash and shares of our common stock. For a discussion of the United States federal income tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see “Certain United States federal income tax considerations.”

      We are required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things:

•	whether we will pay the purchase price of the notes in cash, in shares of our common stock, or any combination of cash and shares of our common stock, specifying the percentages of each; and

•	the procedures that holders must follow to require us to purchase their notes.

      Our right to purchase the notes with shares of our common stock is subject to various conditions, including,

•	registration of the shares of our common stock to be issued upon purchase under the Securities Act and the Securities Exchange Act, if required; and

•	qualification or registration of the shares of our common stock to be issued upon purchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom.

      If these conditions are not satisfied by a purchase date, we will pay the purchase price of the notes to be purchased in cash. We may not change the form of consideration to be paid for the notes once we have given the holders the required notice, except as described in the preceding sentence.

      A holder’s notice electing to require us to purchase notes must state:

•	if certificated notes have been issued, the note certificate numbers, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000;

•	that the notes are to be purchased by us pursuant to the applicable provisions of the indenture; and

•	in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in shares of our common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in shares of our common stock is not satisfied prior to the close of business on the last day prior to the purchase date, as described below, whether the holder elects

(1)	to withdraw the purchase notice as to some or all of the notes to which it relates, or

(2)	to receive cash in respect of the entire purchase price for all notes or portions of notes subject to the purchase notice.

      If the holder fails to make an election, the holder will be deemed to have elected to receive cash in respect of the entire purchase price for all notes subject to the purchase notice in these circumstances. For a discussion of the United States federal income tax treatment of a holder receiving cash instead of shares of our common stock, see “Certain United States federal income tax considerations.”

      If we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of shares to be delivered by us will be equal to the portion of the purchase price to be paid in shares of our common stock divided by the average Sale Price of one share of our common stock for the 20 trading day period ending on the third business day prior to the applicable purchase date (if the third business day prior to the applicable purchase date is a trading day, or if not, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during such 20 trading day period, of certain events that would result in an adjustment of the conversion price. We will pay cash for all fractional shares based on the average Sale Price as described in the previous sentence.

      Because the average Sale Price of our common stock is determined prior to the applicable purchase date, holders of the notes bear the market risk with respect to the value of our common stock to be received from the date the average Sale Price is determined to the purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the average Sale Price is published in a daily newspaper of national circulation.

      Upon determination of the actual number of shares of common stock in accordance with the foregoing procedures, we will promptly issue a press release and publish such information on our website.

      Any purchase notice may be withdrawn by the holder by a written notice delivered to the paying agent prior to the close of business on the purchase date, stating:

•	the principal amount being withdrawn;

•	the certificate numbers of the notes being withdrawn; and

•	the principal amount of the notes that remains subject to the purchase notice, if any.

      In connection with the purchase of the notes, we will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act which may then be applicable.

      Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the notes will be made promptly following the later of the purchase date or the time of book-entry transfer or physical delivery of the notes.

      If the paying agent holds money sufficient to pay the purchase price of a note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not book-entry transfer is made or the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate other than the right to receive the purchase price upon delivery of the note.

      Our ability to purchase notes may be limited by the terms of our then existing indebtedness or financial agreements.

      No notes may be purchased at the option of holders if there has occurred and is continuing an event of default described under “— Events of default and remedies” below. However, notes may be purchased if the event of default is in the payment of the purchase price with respect to the notes.

Fundamental Change Permits Holders to Require Us to Purchase Notes

      If a Fundamental Change occurs prior to the maturity of the notes, each holder will have the right to require us to purchase any or all of the holder’s notes. The notes may be purchased in multiples of $1,000 principal amount. The purchase price will be equal to 100% of the principal amount of the notes plus accrued and unpaid interest, including contingent interest, and liquidated damages, if any, to the date of purchase.

      A “Fundamental Change” occurs if:

•	our common stock (or other common stock into which the notes are convertible) is no longer traded on the New York Stock Exchange or the Nasdaq National Market;

•	we consolidate with or merge into another person (other than a subsidiary);

•	any person (other than a subsidiary) consolidates with or merges into GATX;

•	we, or we and our subsidiaries taken as a whole, sell, convey, transfer or lease our properties and assets substantially as an entirety to any person (other than to one or more of our subsidiaries); or

•	any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Securities Exchange Act) of shares representing more than 50% of the combined voting power of our then outstanding voting stock.

      However, none of these circumstances will be a Fundamental Change if

•	at least 90% of the aggregate fair market value (as determined by our board of directors) of the property and securities received by holders of our common stock in respect of such common stock in such transaction, other than cash payments for fractional shares, consists of shares of voting common stock of the surviving person (or its parent) that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States; or

•	the Sale Price of our common stock for any five trading days within the period of ten consecutive trading days ending immediately after the Fundamental Change occurs shall equal or exceed 110% of the applicable conversion price in effect on such trading day.

      On or before the 30th day after the occurrence of a Fundamental Change, we will mail to all holders of record of the notes (and to beneficial owners as required by law) a notice of the occurrence of the Fundamental Change and of the resulting purchase right. We will also deliver to the trustee a copy of the notice. The notice will state among other things:

•	a brief description of the events causing the Fundamental Change;

•	the purchase price and date; and

•	the procedures that holders must follow to require us to purchase their notes.

      To exercise the purchase right, holders of notes must deliver, on or before the 60th day after the date of our notice of a Fundamental Change, a purchase notice electing to require us to purchase notes which shall state:

•	the certificate numbers of the holder’s notes to be delivered for purchase; and

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000.

      Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date.

      The notice of withdrawal shall state:

•	the principal amount being withdrawn;

•	the certificate numbers of the notes being withdrawn; and

•	the principal amount of the notes that remains subject to the purchase notice, if any.

      In connection with the purchase of the notes in the event of a Fundamental Change, we will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act which may then be applicable.

      Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the notes will be made promptly following the later of the purchase date or the time of book-entry transfer or physical delivery of the notes.

      If the paying agent holds money sufficient to pay the purchase price of a note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not book-entry transfer is made or the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate other than the right to receive the purchase price upon delivery of the note.

      The purchase rights of the holders of notes could discourage a potential acquiror of GATX. The Fundamental Change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of GATX by any means or part of a plan by management to adopt a series of anti-takeover provisions.

      The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a Fundamental Change may not protect noteholders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

      Our ability to purchase notes may be limited by the terms of our then existing indebtedness or financial agreements.

      No notes may be purchased at the option of holders upon a Fundamental Change if there has occurred and is continuing an event of default described under “— Events of default and remedies” below. However, notes may be purchased if the event of default is in the payment of the Fundamental Change purchase price with respect to the notes.

Merger and Consolidation

      The indenture provides that we may not, in a single transaction or a series of related transactions, consolidate or merge with or into, or effect a share exchange with (whether or not we are the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions to, another corporation, person or entity as an entirety or substantially as an entirety unless

•	either (i) we shall be the surviving or continuing corporation or (ii) the entity or person formed by or surviving any such consolidation, merger or share exchange (if other than us) or the entity or person which acquires by sale, assignment, transfer, lease, conveyance or other disposition our properties and assets substantially as an entirety (x) is a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and (y) assumes the due and punctual payment of the principal of, and interest on all the notes and the performance of each of our covenants under the notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

•	immediately after such transaction no default or event of default exists; and

•	we or such successor person shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more of our subsidiaries, the capital stock of which constitutes all or substantially all of our properties and assets, will be deemed to be the transfer of all or substantially all of our properties and assets.

      Upon any such consolidation, merger, share exchange, sale, assignment, conveyance, lease, transfer or other disposition in accordance with the foregoing, the successor person formed by such consolidation or share exchange or into which we are merged or to which such sale, assignment, conveyance, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise our right and power, under the indenture with the same effect as if such successor had been named as us in the indenture, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the indenture and the notes.

Registration Rights

      Pursuant to a registration rights agreement that we entered into with the initial purchasers of the notes, we have filed with the SEC a shelf registration statement, of which this prospectus is a part, covering resales by holders of the notes and the common stock issued upon conversion of the notes. We have agreed to use our reasonable best efforts to cause the shelf registration statement to be declared effective under the

Securities Act no later than February 11, 2004. We have also agreed to use our reasonable best efforts to keep the shelf registration statement continuously effective under the Securities Act until the earliest of:

•	August 15, 2005

•	the date on which the notes or the common stock issuable upon their conversion may be sold by non-affiliates of us pursuant to paragraph (k) of Rule 144 (or any successor provision) promulgated by the Securities and Exchange Commission under the Securities Act;

•	the date as of which all the notes or the common stock issuable upon their conversion have been sold under Rule 144 under the Securities Act (or any similar provision then in force); and

•	the date as of which all the notes or the common stock issuable upon their conversion have been sold pursuant to the shelf registration statement.

      If the shelf registration statement

•	has not been declared effective by the Securities and Exchange Commission by February 11, 2004 or

•	is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by a replacement shelf registration statement filed and declared effective) or usable for the offer and sale of transfer restricted securities for a period of time (including any suspension period) which exceeds 90 days in the aggregate in any 12-month period prior to August 15, 2005

(both of which we refer to as a “registration default”), we will pay liquidated damages to each holder of transfer restricted securities which has complied with its obligations under the registration rights agreement.

      The amount of liquidated damages payable during any period in which a registration default has occurred and is continuing is that amount which is equal to

•	0.25 percent (or 25 basis points) per annum per $1,000 principal amount of notes or $2.50 per annum per 42.2092 shares of our common stock (subject to adjustment in the event of a stock split, stock recombination, stock dividend and the like) constituting transfer restricted securities, for the first 90 days during which a registration default has occurred and is continuing; and

•	0.50 percent (or 50 basis points) per annum per $1,000 principal amount of notes or $5.00 per annum per 42.2092 shares of our common stock (subject to adjustment as set forth above) constituting transfer restricted securities for any additional days during which such registration default has occurred and is continuing.

      We have agreed to pay all accrued liquidated damages by wire transfer of immediately available funds or by federal funds check on each damages payment date (as defined in the registration rights agreement). Following the cure of a registration default, liquidated damages will cease to accrue with respect to such registration default.

      “Transfer restricted securities” means each note and any share of our common stock issued or issuable on conversion thereof until the date on which such note or share, as the case may be:

•	has been transferred pursuant to the shelf registration statement or another registration statement covering such note or share which has been filed with the Securities and Exchange Commission pursuant to the Securities Act, in either case after such registration statement has become, and while such registration statement is, effective under the Securities Act;

•	has been transferred pursuant to Rule 144 under the Securities Act (or any similar provision then in force); or

•	may be sold or transferred pursuant to paragraph (k) of Rule 144 under the Securities Act (or any successor provision promulgated by the Securities and Exchange Commission).

      A holder of notes or our common stock issuable upon conversion of the notes that sells such securities pursuant to a shelf registration statement

•	will be required to be named as a selling security holder in this prospectus and to deliver this prospectus to purchasers;

•	will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

•	will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification and contribution rights or obligations).

      We will be permitted to suspend the use of the prospectus which is a part of the shelf registration statement for a period not to exceed 45 days in any three-month period or for three periods not to exceed an aggregate of 90 days in any twelve-month period (both of which we refer to as a “suspension period”) under certain circumstances relating to pending corporate developments, public filings with the Securities and Exchange Commission and similar events. We will pay all expenses of the shelf registration statement. Each holder will be required to bear the expense of any broker’s commission, agency fee or underwriter’s discount or commission.

Events of Default and Remedies

      Each of the following would constitute an event of default under the indenture:

•	we fail to pay the principal amount, redemption price, or required purchase price on any note when it becomes due and payable;

•	we fail to pay interest, including contingent interest, on the notes when due and such failure continues for 30 days;

•	we fail to pay liquidated damages owing, as described under “— Registration rights,” and such failure continues for 30 days;

•	we fail to provide timely notice of a Fundamental Change;

•	we fail to comply with any of our other agreements in the notes or the indenture and such failure continues for 60 days after we receive a written notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding; and

•	certain events of bankruptcy or insolvency affecting us occur.

      If an event of default (other than an event of default specified in the last bullet point above) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the then outstanding notes, by written notice to us and the trustee, may declare the unpaid principal of and accrued and unpaid interest and liquidated damages, if any, on all the notes then outstanding to be due and payable. Upon such declaration, such principal amount and accrued and unpaid interest and liquidated damages, if any, will become immediately due and payable, notwithstanding anything contained in the indenture or the notes to the contrary. If any event of default specified in the last bullet point above occurs with respect to us, all unpaid principal of, and premium, if any, and accrued and unpaid interest and liquidated damages, if any, on the notes then outstanding will automatically become due and payable without any declaration or other act on the part of the trustee or any holder of notes.

      Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. If a default or event of default occurs and is continuing and is known to the trustee, the indenture requires the trustee to mail a notice of default or event of default to each holder within 90 days of the occurrence of such default or event of default. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in the payment of principal of, interest or liquidated damages, if any, on the notes) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may rescind any acceleration of the notes and its consequences if all existing events of default (other than the nonpayment of principal of, interest and liquidated damages, if any, on the notes that has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission will affect any subsequent default or event of default or impair any right consequent thereto.

      The holders of a majority in aggregate principal amount of the notes then outstanding may, on behalf of the holders of all the notes, waive any past default or event of default under the indenture and its consequences, except default in the payment of principal of, or interest or liquidated damages, if any, on the notes (other than the non-payment of principal of, and interest and liquidated damages, if any, on the notes that has become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of all holders of notes.

      We are required to deliver to the trustee annually a statement regarding compliance with the indenture and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

Book-Entry; Delivery and Form; Global Note

      The notes offered and sold pursuant to this prospectus are represented by a single, permanent global note in definitive, fully-registered form without interest coupons. The global note is deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

      Except in the limited circumstances described below, holders of notes represented by interests in the global note are not entitled to receive notes in definitive form.

      DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York Uniform Commercial Code and a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (which we refer to as “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

      DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in the global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

      So long as DTC or its nominee is the registered holder and owner of the global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture and the notes. Except as set forth below, owners of beneficial interests in the global note will not be entitled to receive notes in definitive form and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”).

      Payments of the principal of, premium, if any, and interest and liquidated damages, if any, on the notes represented by the global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

      We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

      Unless and until it is exchanged in whole or in part for notes in definitive form, the global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

      Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transactions interests in the global note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in the global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

      We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global note is credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange the global note for notes in definitive form, which it will distribute to its participants.

      Although we expect that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, Euroclear, and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

      If DTC is at any time unwilling to continue as a depositary for the global note and a successor depositary is not appointed by us within 90 days, we will issue notes in fully registered, definitive form in exchange for the global note.

Amendment, Supplement and Waiver

      Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

      Without the consent of each holder affected, an amendment or waiver may not:

•	reduce the percentage of the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any note;

•	reduce the rate of or change the time for payment of interest on any notes;

•	reduce the redemption or purchase price of the notes or change the time at which the notes may or must be redeemed or purchased;

•	waive a default or event of default in the payment of principal of or interest or liquidated damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

•	make any note payable in money other than that stated in the indenture and the notes;

•	make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or interest or liquidated damages, if any, on the notes;

•	except as permitted by the indenture, increase the conversion price or modify the provisions of the indenture relating to conversion of the notes in a manner adverse to the holders; or

•	make any change to the abilities of holders of notes to enforce their rights under the indenture or the foregoing provisions or this provision.

      Notwithstanding the foregoing, without the consent of any holder of notes, we, GATX Financial and the trustee may amend or supplement the indenture or the notes to

•	cure any ambiguity, defect or inconsistency or make any other changes in the provisions of the indenture which we and the trustee may deem necessary or desirable, provided such amendment does not materially and adversely affect the notes;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	provide for the assumption of our obligations to holders of notes in the circumstances required under the indenture as described under “— Merger and consolidation;”

•	provide for conversion rights of holders of notes in certain events such as our consolidation or merger or the sale of all or substantially all of our assets;

•	reduce the conversion price;

•	evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;

•	make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder; or

•	comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939.

Satisfaction and Discharge

      We and GATX Financial may discharge our obligations under the indenture while notes remain outstanding if all outstanding notes will become due and payable at their scheduled maturity within one year and we have

•	deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity; and

•	paid all other sums then payable by us under the indenture.

Governing Law

      The indenture provides that the notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law.

Transfer and Exchange

      A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any note for which a holder has delivered a purchase notice requiring us to purchase any such note.

      The registered holder of a note will be treated as the owner of it for all purposes.

The Trustee

      The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. In case an event of default shall occur (and shall not be cured) and holders of the notes have notified the trustee, the trustee will be required to exercise its powers with the degree of care and skill of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have offered to the trustee security and indemnity satisfactory to it.

      The indenture contains certain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions, provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

No Recourse Against Others

      None of our or GATX Financial’s directors, officers, employees, shareholders or affiliates, as such, shall have any liability or any obligations under the notes or the indenture or for any claim based on, in respect of or by reason of such obligations or the creation of such obligations. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the notes.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capitalization is 120,000,000 shares of common stock, par value $.625 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. Our certificate of incorporation authorizes the issuance of preferred stock from time to time in one or more series with such terms, including dividend rates and preferences, liquidation preferences, voting rights, redemption provisions, conversion privileges, and all such other rights to the extent permitted by New York law, as are determined by resolution of our Board of Directors, without further stockholder action, and which are consistent with the provisions regarding preferred stock set forth in our certificate of incorporation. Pursuant to Section 502 of the New York Business Corporation Law, all shares of preferred stock share ratably in any payments or distributions in the event of non-payment in full of dividends or amounts payable in liquidation.

      As of September 30, 2003, we had 49,141,628 shares of common stock issued and outstanding and an aggregate of 21,824 shares of preferred stock designated as $2.50 Cumulative Convertible Preferred Stock and $2.50 Cumulative Convertible Preferred Stock, Series B (these series are together referred to herein as “Cumulative Convertible Preferred Stock”) issued and outstanding.

      Holders of the common stock and the Cumulative Convertible Preferred Stock are entitled to one vote for each share held. Except in certain specified instances, holders of the common stock and the Cumulative Convertible Preferred Stock vote together as a single class.

Common Stock

      The holders of our common stock are entitled to receive dividends when and as declared by our board of directors after full dividends on shares of the outstanding preferred stock for all past dividend periods have been declared and paid or set apart. On liquidation, the holders of our common stock share ratably in the distribution of our assets after payment of preferential amounts to holders of preferred stock. Holders of our common stock have no preemptive rights and no liability to further calls or to assessment by us. The shares of common stock issuable upon conversion of the notes will upon issuance be validly issued, fully paid and nonassessable.

      ChaseMellon Shareholder Services is the transfer agent and registrar for our common stock. Our common stock is listed on the New York and Chicago Stock Exchanges.

Cumulative Convertible Preferred Stock

      Holders of both series of Cumulative Convertible Preferred Stock are entitled to receive cumulative cash dividends at the annual rate of $2.50 per share out of surplus legally available for dividends. Each share is convertible at the option of the holder at any time into five shares of common stock. The conversion rate is subject to adjustment upon the occurrence of certain specified events. In the event of our liquidation, dissolution or winding up, the holders of such preferred stock will be entitled to receive $60 per share plus accrued and unpaid dividends to the date of payment.

Shareholder Rights Plan

      In July 1998, we adopted a shareholders rights plan which was intended to encourage a potential buyer of GATX to negotiate directly with our board of directors and to provide our board of directors with greater leverage in negotiation so as to provide greater value for our shareholders. Under the terms of the shareholders rights plan, each shareholder of record on August 14, 1998 received a distribution of one right for each share of our common stock then held. The rights will be exercisable only if a person acquires or announces a tender offer which would result in beneficial ownership of 20% or more of our common stock (the date of such acquisition being the “Distribution Date”). The exercise price is $160 per right, subject to adjustment. If a person acquires the beneficial ownership of 20% or more of our common stock, all holders of the rights other than the acquiring person will be entitled to receive, upon exercise of the right at the then current exercise price, shares of our common stock having a value equal to two times the exercise price of the right. We may redeem the rights at $.01 per right at any time before someone becomes a 20% beneficial owner. Until the right is exercised, the holder thereof as such will have no rights as a shareholder of GATX, including, without limitation, the right to vote or receive dividends. The rights will expire on August 14, 2008.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

      This section summarizes the material U.S. federal income tax consequences to holders of notes and the common stock issuable upon their conversion. However, the discussion is limited in the following ways:

•	The discussion only covers you if you purchase your notes in this offering.

•	The discussion only covers you if you hold your notes or the common stock issuable upon their conversion as capital assets (that is, for investment purposes), and if you do not have a special tax status.

•	The discussion does not cover tax consequences that depend upon your particular tax situation.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the notes or the common stock issuable upon their conversion.

•	The discussion does not cover state, local or foreign law.

•	We have not requested a ruling from the Internal Revenue Service (“IRS”) on the tax consequences of owning the notes or the common stock issuable upon their conversion. As a result, the IRS could disagree with portions of this discussion.

      You are a U.S. holder for purposes of this discussion if you are a holder of a note or common stock and you are, for U.S. federal income tax law purposes:

•	a citizen or resident of the United States;

•	a corporation or partnership which is created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust was in existence on August 10, 1996 and properly elected to continue to be treated as a U.S. person.

      The term “Non-U.S. holder” refers to any beneficial owner of a note or the common stock issuable upon their conversion who or which is not a U.S. holder.

      WE URGE ALL PROSPECTIVE INVESTORS TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

Federal Income Tax Consequences of Registration

      The registration of the notes and the shares of common stock will not result in any income, gain or loss to the holders of the notes or shares of common stock or to GATX. A holder of notes or common stock will continue to have the same basis and holding period in such notes or common stock immediately after the registration as such holder had immediately prior to the registration.

Classification of the Notes

      We treat the notes as indebtedness for U.S. federal income tax purposes. Under the terms of the indenture, we and each holder of a note agree, for U.S. federal income tax purposes, to treat the notes as debt instruments that are subject to the regulations governing contingent payment debt instruments (the “CPDI regulations”).

      Recently, the Internal Revenue Service issued Revenue Ruling 2002-31 and Notice 2002-36, in which the Internal Revenue Service (“IRS”) addressed the U.S. federal income tax classification and treatment of instruments similar, although not identical, to the notes, and the IRS concluded that the instruments addressed in that published guidance were subject to the CPDI regulations. In addition, the IRS also clarified various aspects of the applicability of other provisions of the Internal Revenue Code of 1986, as amended (the “Code”), to the instruments addressed in that published guidance. However, the applicability of Revenue Ruling 2002-31 and Notice 2002-36 to any particular instruments, such as the notes, is uncertain. In addition, no rulings are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. The remainder of this discussion assumes that the notes are subject to the CPDI regulations. A different treatment of the notes for U.S. federal income tax purposes could significantly alter the amount, timing, character, source, and treatment of income, gain or loss recognized in respect of the notes from that which is described below.

U.S. Holders

      Accrual of interest on the notes. Pursuant to the CPDI regulations, U.S. holders of the notes are required to accrue interest income on the notes in the amounts described below, regardless of whether the holder uses the cash or accrual method of tax accounting. Accordingly, U.S. holders are required to include interest in income in each year in excess of the accruals on the notes for non-tax purposes (i.e., in excess of the stated semi-annual cash interest payable on the Notes and any contingent interest payments actually received or taken into account in that year).

      The CPDI regulations provide that a United States Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

(1) the product of (a) the adjusted issue price of the notes as of the beginning of the accrual period and (b) the comparable yield to maturity of the notes, adjusted for the length of the accrual period;

(2) divided by the number of days in the accrual period; and

(3) multiplied by the number of days during the accrual period that the holder held the notes.

      A note’s issue price is the first price to the public at which a substantial amount of the notes are sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note is its issue price increased by interest previously accrued on the notes determined as described above and decreased by the amount of any projected payments (including payments of stated cash interest), previously made on the notes.

      The “comparable yield” for the notes is based on the annual yield we would pay, as of the initial issue date, on a noncontingent, nonconvertible, fixed-rate debt security with terms and conditions otherwise similar to those of the notes. We intend to take the position that the comparable yield for the notes is 7.5%, compounded semi-annually. The specific yield, however, is not entirely clear. If the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by us. Moreover, the projected payment schedule, described below, could differ materially from the projected payment schedule provided by us.

      The CPDI regulations require that we provide, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the notes. This schedule must produce the comparable yield. The projected payment schedule includes stated semi-annual regular interest on the notes, estimates for payments of contingent interest and an estimate of the value of common shares to be issued on conversion. U.S. holders may also obtain the projected payment schedule by submitting a written request for such information to us at the following address: GATX Corporation, 500 West Monroe Street, Chicago, Illinois 60661, Attention: Treasurer.

      For U.S. federal income tax purposes, a U.S. holder must use the comparable yield and the projected payment schedule in determining interest accruals, and the adjustments thereto described below, in respect of the notes, unless such holder timely discloses and justifies the use of other estimates to the IRS. A U.S. holder that determines its own comparable yield or projected payment schedule must also establish that our comparable yield or schedule of projected payments is unreasonable.

      THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF A HOLDER’S AND THE ISSUER’S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE ON THE NOTES.

      Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

      Adjustments to interest accruals on the notes. As noted above, the projected payment schedule includes amounts attributable to the stated semi-annual interest payments on the Notes. Accordingly, the receipt of the stated semi-annual cash interest payments are not separately taxable to holders. If during any taxable year, a U.S. holder receives actual payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year (including payments of liquidated damages described under “Description of notes — Registration rights”), the U.S. holder will incur a “net positive adjustment” under the CPDI regulations equal to the amount of such excess. The U.S. holder will treat a “net positive adjustment” as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year.

      If a U.S. holder receives in a taxable year actual payments with respect to the notes for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, the U.S. holder will incur a “net negative adjustment” under the CPDI regulations equal to the amount of such deficit. The adjustment will (a) first reduce the U.S. holder’s interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of clause (a), give rise to an ordinary loss to the extent of the U.S. holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. A negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described in clauses (a) and (b) will be carried forward to offset future interest income accruals in respect of the notes or to reduce the amount realized on the sale, exchange, conversion or retirement of the notes.

      Sale, exchange, purchase, conversion or redemption or retirement. Generally, the sale or exchange of a note, the purchase of a note by us at the holder’s option, or the conversion, redemption or retirement of a note for cash or stock will result in taxable gain or loss to a U.S. holder. As described above, our calculation of the comparable yield and the projected payment schedule for the notes includes the receipt of common shares upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the receipt of our common stock by a U.S. holder upon the conversion of a note as a contingent payment under the CPDI regulations. As described above, U.S. holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion will also result in taxable gain or loss to a U.S. holder.

      The amount of gain or loss on a taxable sale, exchange, purchase by us at a holder’s option, conversion, redemption or retirement will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any of our common stock received, reduced by any negative adjustment carryforward (as described above), and (b) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note on any date will generally be equal to such holder’s original purchase price for the note, increased by any interest (i.e., original issue discount) previously included in income by such holder under the CPDI regulations as described above (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments previously scheduled to be made on the notes to such holder through that date (without regard to the actual amount paid). Gain recognized upon a sale, exchange, purchase by us at a holder’s option, conversion, redemption or retirement of a note will generally be treated as ordinary interest income. Any loss recognized upon a sale, exchange, conversion or redemption will be ordinary loss to the extent of interest income (i.e., original issue discount) previously included in income (as adjusted as described above), and thereafter, capital loss (which will be long-term if the note is held for more than one year). The deductibility of capital losses is subject to limitations. A U.S. holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under applicable Treasury regulations.

      A U.S. holder’s tax basis in our common stock received upon a conversion of a note or upon the purchase of the notes by us if we decide to pay the purchase price in common stock will equal the then fair market value of such common stock at the time of conversion. The U.S. holder’s holding period for the common stock received will begin on the day immediately following the date of conversion or purchase.

      Constructive dividends. The conversion price of the notes is subject to adjustment under specified circumstances as described under “Description of notes — Conversion.” Under Section 305 of the Code, and the Treasury regulations issued thereunder, an adjustment in the conversion price (or the failure to make such an adjustment), may under particular circumstances be treated as a constructive distribution taxable as a dividend (as described below) to holders of the notes to the extent of our current and accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the proportionate interest of a holder of notes in our earnings and profits generally should not result in a constructive distribution where the adjustment does not compensate the holder of notes for taxable distributions to our shareholders. However, in other circumstances, adjustments (or the failure to make adjustments) may result in a constructive distribution to holders of notes, taxable to such holders even though they did not receive any cash or property. For example, if at any time we make a distribution of property to our shareholders that would be taxable to the shareholders as a dividend for U.S. federal income tax purposes and, in accordance with the antidilution provisions of the notes, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the notes.

      Dividends on our common stock. Distributions on our common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. If you are a U.S. corporation, dividends paid to you may qualify for the dividends-received deduction.

      To the extent that dividends are treated as ordinary income, dividends received by corporate holders will be eligible for the 70% dividends-received deduction under Section 243 of the Code, subject to limitations generally applicable to the dividends-received deduction, including those contained in Section 246 and 246A of the Code and the provisions for computation of adjusted current earnings for purposes of the corporate alternative minimum tax. Under Section 246(c) of the Code, the 70% dividends-received deduction will not be available with respect to stock that is held for 45 days or less during the 90-day period beginning on the date which is 45 days before the date on which such stock becomes ex-dividend with respect to such dividend. The length of time that a holder is deemed to have held stock for these purposes is reduced by periods during which the holder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or similar transactions. Section 246(c) also denies the 70% dividends-received deduction to the extent that a corporate holder is under an obligation, with respect to substantially similar or related property, to make payments corresponding to the dividend received.

      To the extent that you receive distributions on our common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital, which reduces your basis in the common stock. Any distribution in excess of your basis in the common stock will be treated as capital gain.

      Redemption or sale of common stock. A redemption of shares of common stock for cash, and a sale of common stock will be taxable events.

      A redemption of shares of common stock for cash will generally be treated as a sale or exchange if the holder does not own, actually or constructively within the meaning of Section 318 of the Code, any stock of GATX other than the common stock. If a holder does own, actually or constructively, such other stock (including stock redeemed), a redemption of common stock may be treated as a dividend to the extent of GATX’s current and accumulated earnings and profits (as determined for federal income tax purposes). Such dividend treatment would not be applied if the redemption is “substantially disproportionate” with respect to the holder under Section 302(b)(2) of the Code or is “not essentially equivalent to a dividend” with respect to a holder under Section 302(b)(1) of the Code. A distribution to a holder will be “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the holder’s stock interest in GATX. For these purposes, a redemption of common stock for cash that results in a reduction in the proportionate interest in GATX (taking into account any constructive ownership) of a holder whose relative stock interest in GATX is minimal and who exercises no control over corporate affairs should be regarded as a meaningful reduction in the holders’ stock interest in GATX.

      If a redemption of the common stock for cash is not treated as a distribution taxable as a dividend or if the common stock is sold, the redemption or sale would result in capital gain or loss equal to the difference between the amount of cash and the fair market value of other proceeds received in such sale or redemption and the holder’s adjusted tax basis in the common stock sold or redeemed.

      If a redemption of common stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash. The holder’s adjusted tax basis in the redeemed common stock will be transferred to any remaining stock holdings in GATX. If the holder does not retain any stock ownership in GATX, the holder may lose such basis entirely.

Non-U.S. Holders

      Ownership and disposition of the notes. All payments on the notes made to a Non-U.S. holder, including a payment in our common stock or cash pursuant to a conversion, purchase by us, exchange, redemption or retirement and any gain realized on a sale of the notes, will be exempt from U.S. federal income and withholding tax, provided that:

•	the Non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest,

•	the certification requirement described below has been fulfilled with respect to the Non-United States Holder,

•	such payments are not effectively connected with the conduct by such Non-U.S. holder of a trade or business in the United States,

•	we are not treated as a “United States real property holding corporation” (described below) at the time of or during certain periods prior to such sale, purchase by us, conversion, exchange, redemption or retirement, and

•	you are not an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

      Gain recognized on a sale, exchange, purchase by us, conversion, redemption or retirement of the notes may be subject to U.S. federal income tax (and, in certain circumstances, to withholding tax) if we are, or were during the five-year period (or your holding period, if shorter) ending on the date of such sale, exchange or other disposition, a “United States real property holding corporation” (a “USRPHC”). In general, we would be (or would have been) a USRPHC if assets treated as interests in U.S. real estate comprised 50% or more of our total business and real property assets. We do not believe that we are or will become a USRPHC in the future.

      However, if a Non-U.S. holder were deemed to have received a constructive dividend (see “U.S. holders — Constructive dividends” above), the Non-U.S. holder generally would be subject to United States withholding tax at a 30% rate, subject to reduction by an applicable treaty, on the taxable amount of the dividend. A Non-U.S. holder who is subject to withholding tax under such circumstances should consult his own tax adviser as to whether he can obtain a refund for all or a portion of any tax withheld. See “— Ownership and disposition of common stock” below.

      The certification requirement referred to above will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address.

      If a Non-U.S. holder of a note is engaged in a trade or business in the United States, and if payments on the note are effectively connected with the conduct of this trade or business, the Non-U.S. holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a U.S. holder (see “U.S. holders” above), except that the Non-U.S. holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-U.S. holders should consult their own tax advisers with respect to other tax consequences of the ownership of the notes, including the possible imposition of a 30% branch profits tax.

      Ownership and disposition of common stock. Dividends, if any, paid on the common stock to you, and any deemed dividends resulting from an adjustment to the conversion price (see “— U.S. holders — Constructive dividends” above), generally will be subject to a 30% U.S. federal withholding tax, subject to reduction if you are eligible for the benefits of an applicable income tax treaty. You will be required to file an IRS Form W-8BEN to claim tax treaty benefits. However, except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with your conduct of a trade or business in the United States. If you are a foreign corporation, you may also be subject to the “branch profits tax” on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to certain adjustments. Such effectively connected dividends will not be subject to withholding tax if the holder delivers an IRS Form W-8ECI to the payor.

      You generally will not be subject to U.S. federal income tax on gain realized on the sale or exchange of our common stock unless:

•	you are an individual present in the United States for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a “tax home” in the United States and certain other requirements are met, or (B) the gain from the disposition is attributable to your office or other fixed place of business in the United States; or

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	we are a United States real property holding corporation at any time during the shorter of the five-year period ending on the date of the disposition or the period during which you held our common stock. As stated above, we do not believe that we are or are likely to become a United States real property holding corporation.

      U.S. federal estate tax. A note held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will not be subject to United States federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of GATX and, at the time of the individual’s death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the United States. If you are an individual, your shares of common stock will be subject to U.S. estate tax when you die unless you are entitled to the benefits of an estate tax treaty. The United States federal estate tax recently was repealed; however, the repeal does not take effect until 2010. In addition, the legislation repealing the estate tax expires in 2011, and thus the estate tax will be reinstated at that time unless future legislation extends the repeal.

Backup Withholding and Information Reporting

      U.S. holders. Information reporting will apply to payments of principal and interest (including original issue discount and a payment in our common stock pursuant to a purchase by us or conversion) or dividends, if any, made by us on, or the proceeds of the sale or other disposition of, the notes or shares of common stock with respect to certain non-corporate U.S. holders, and backup withholding may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

      Non-U.S. holders. Backup withholding and information reporting on Form 1099 will not apply to payments of principal and interest (including original issue discount and a payment in our common stock pursuant to a purchase by us or conversion) on the notes by us or our agent to a Non-U.S. holder provided the Non-U.S. holder provides the certification described above under “Non-U.S. holders — Ownership and disposition of the notes” or otherwise establishes an exemption (provided that neither us nor our agent has actual knowledge that the holder is a United States person or that the conditions of any other exemptions are not in fact satisfied). Interest payments (i.e., original issue discount) made to Non-U.S. holder may, however, be reported to the IRS and to such Non-U.S. holder on Form 1042-S.

      U.S. information reporting on Form 1099 and backup withholding tax will not apply to dividends paid on our common stock to a Non-U.S. holder, provided the Non-U.S. holder provides the certification described above under “Non-U.S. holders — Ownership and disposition of the notes” or otherwise establishes an exemption (provided that neither us nor our agent has actual knowledge that the holder is a United States holder or that the conditions of any other exemptions are not in fact satisfied). Distributions on our shares of common stock to a Non-U.S. holder will, however, be reported to the IRS and to such Non-U.S. holder on Form 1042-S. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

      Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of notes or common stock effected outside the United States by a foreign office of a foreign broker.

However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of notes or common stock effected outside the United States by a foreign office of a broker if the broker (i) is a United States person, (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a “controlled foreign corporation” as to the United States, or (iv) is a foreign partnership that, at any time during its taxable year is 50 percent or more (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a Non-U.S. holder (and has no actual knowledge to the contrary) and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of notes or common stock will be subject to both backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

      Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

      The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

      The notes and the common stock into which the notes are convertible may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to the prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

      The methods by which the notes and the common stock may be sold include:

•	a block trade in which the broker-dealer so engaged will attempt to sell the offered securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately-negotiated transactions;

•	through put or call transactions;

•	through short-sales; and

•	underwritten transactions.

      Our common stock is listed for trading on the New York Stock Exchange under the symbol “GMT.” The notes are currently eligible for trading on the PORTAL System of the NASD.

      In order to comply with the securities laws of some jurisdictions, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some jurisdictions the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be “underwriters” within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

      In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder is not required to sell any notes or common stock described in this prospectus and may transfer, devise or gift these securities by other means not described in this prospectus.

      To the extent required, the specific notes or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and GATX and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling holders incident to the offering and sale of the notes and the common stock.

LEGAL MATTERS

      The validity of the notes offered hereby will be passed upon for us by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois.

EXPERTS

      The consolidated financial statements of GATX Corporation and GATX Financial Corporation appearing in the GATX Corporation and GATX Financial Corporation Annual Reports in their respective Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We and GATX Financial each file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

      You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facility and copying charges. GATX’s SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the offices of the Chicago Stock Exchange, 120 South LaSalle Street, Chicago, Illinois 60603.

      We incorporate by reference in this prospectus the following documents filed by GATX with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003; and

•	Current Reports on Form 8-K filed with the SEC on January 30, 2003, April 25, 2003, May 8, 2003, July 29, 2003, August 11, 2003 (two), August 15, 2003, October 29, 2003 and October 31, 2003.

      We incorporate by reference in this prospectus the following documents filed by GATX Financial with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003; and

•	Current Report on Form 8-K filed with the SEC on June 18, 2003.

      We also incorporate by reference all documents filed by GATX or GATX Financial pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.

      Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which also is incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

      We will provide a copy of these filings and any exhibits specifically incorporated by reference in these filings and a copy of the indenture and registration rights agreement referred to herein at no cost by request directed to us at the following address and telephone number: GATX Corporation, 500 West Monroe Street, Chicago, Illinois 60661-3676, (312) 621-6200, Attention: Treasurer.

(GATX LOGO)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

      Estimated expenses in connection with the offering of the Securities being registered herein are as follows:

Registration Statement fee		$10,112.50
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Trustee fees and expenses	$	*
Printing and engraving	$	*
Miscellaneous	$	*

Total	$	*

*	To be completed by amendment

Item 15.	Indemnification of Directors and Officers.

GATX Corporation

      (a) Certain provisions of the New York Business Corporation Law and Article II, Section 11 of GATX’s By-Laws provide for the prompt indemnification of directors and officers under certain conditions including the possibility of indemnification against liabilities under the Securities Act of 1933. The By-Laws also provide that the Company has the burden of proving that a director is not entitled to indemnification in a particular instance.

      (b) In addition, GATX also maintains directors’ and officers’ liability insurance which purports to insure GATX against certain costs of indemnification which may be incurred by GATX pursuant to the foregoing provisions, and to insure directors and officers of GATX against certain liabilities incurred by them in the discharge of their function as such officers and directors, except for liabilities resulting from their own malfeasance.

GATX Financial Corporation

      Section 145 of the General Corporation Law of the State of Delaware, as amended, empowers a corporation, subject to certain limitations, to indemnify its directors and officers against the actual and reasonable expenses of defending litigation against them in their capacities as directors and officers.

      Article VI of the By-Laws of GATX Financial provides in terms similar to those of Section 145 of the Delaware General Corporation Law that GATX Financial shall have power to indemnify its directors and officers. In addition, GATX Financial’s directors and officers are insured under directors and officers liability insurance policies maintained by GATX Corporation.

Item 16.	Exhibits.

4.1	Restated Certificate of Incorporation of GATX Corporation, as amended (incorporated by reference to Exhibit 3A to GATX’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002, file number 1-2328)
4.2	By-Laws of GATX Corporation, as amended July 26, 2002 (incorporated by reference to Exhibit 3 (ii) to GATX’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002, file number 1-2328)
4.3	Indenture, dated as of August 15, 2003, by and among GATX Corporation, GATX Financial Corporation and JPMorgan Chase Bank, as trustee

4.4		Registration Rights Agreement, dated as of August 15, 2003, by and among GATX Corporation, GATX Financial Corporation and J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. as representatives of the initial purchasers
5	.1*	Opinion of Mayer, Brown, Rowe & Maw
12.1		Computation of ratio of earnings to fixed charges and preferred stock dividends for GATX Corporation
12.2		Computation of ratio of earnings to fixed charges and preferred stock dividends for GATX Financial Corporation
23.1		Consent of Mayer, Brown, Rowe & Maw (included in Exhibit 5.1)
23.2		Consent of Ernst & Young LLP
24.1		Powers of Attorney
25.1		Form T-1 of JPMorgan Chase Bank

*	To be filed by amendment

Item 17.	Undertakings

      (a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement;

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrants’ annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 15 herein, or otherwise, the registrants have been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on the date of November 13, 2003.

GATX CORPORATION

By:	/s/ RONALD H. ZECH

Ronald H. Zech
Chairman, President, Chief Executive Officer
and Director

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on November 13, 2003 by the following persons in the capacities indicated.

Signature	Title

/s/ RONALD H. ZECH Ronald H. Zech	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ BRIAN A. KENNEY Brian A. Kenney	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ WILLIAM M. MUCKIAN William M. Muckian	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ ROD F. DAMMEYER* Rod F. Dammeyer	Director

/s/ JAMES M. DENNY* James M. Denny	Director

/s/ RICHARD FAIRBANKS* Richard Fairbanks	Director

/s/ DEBORAH M. FRETZ* Deborah M. Fretz	Director

/s/ MILES L. MARSH* Miles L. Marsh	Director

/s/ MICHAEL E. MURPHY* Michael E. Murphy	Director

Signature		Title

/s/ JOHN W. ROGERS, JR.* John W. Rogers, Jr.		Director

* By	: /s/ RONALD J. CIANCIO Ronald J. Ciancio (Attorney-in-Fact)

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on the date of November 13, 2003.

GATX FINANCIAL CORPORATION

By:	/s/ RONALD H. ZECH

Ronald H. Zech
Chairman, President, Chief Executive Officer
and Director

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on November 13, 2003 by the following persons in the capacities indicated.

Signature	Title

/s/ RONALD H. ZECH Ronald H. Zech	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ BRIAN A. KENNEY Brian A. Kenney	Senior Vice President and Chief Financial Officer, Director and Assistant Secretary (Principal Financial Officer)

/s/ WILLIAM M. MUCKIAN William M. Muckian	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

/s/ DAVID M. EDWARDS David M. Edwards	Director

EXHIBIT INDEX

4.3	Indenture, dated as of August 15, 2003, by and among GATX Corporation, GATX Financial Corporation and JPMorgan Chase Bank, as trustee
4.4	Registration Rights Agreement, dated as of August 15, 2003, by and among GATX Corporation, GATX Financial Corporation and J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. as representatives of the initial purchasers
12.1	Computation of ratio of earnings to fixed charges and preferred stock dividends for GATX Corporation
12.2	Computation of ratio of earnings to fixed charges and preferred stock dividends for GATX Financial Corporation
23.2	Consent of Ernst & Young LLP
24.1	Powers of Attorney
25.1	Form T-1 of JPMorgan Chase Bank